Exhibit 10.15

Carnall Insurance

Long-Term Incentive Plan

2007

Background

In 2007, the Board of Directors of Carnall Insurance voted to approve a Phantom Stock Long-term Incentive Plan for selected key employees. The plan was designed to award up to 108,000 phantom shares to these employees over a seven-year period.

The value of the phantom shares is determined by measuring the increase in Carnall’s equity since the shares were issued. This value is determined each year.

The Board of Directors of Carnall has decided to use a plan that mirrors that used by Fairfield County Bank since this plan design has proven to be highly successful in both incenting and recognizing performance and in achieving its retention objectives.

The attached Carnall Long-term Incentive Plan has been designed within the concepts of the Bank’s plan. As such, the key factors of yearly expense as a % of income, available share determination, share value determination, share allocation methodology and vesting have remained consistent.

The document outlines the terms of a new plan scheduled to award shares over a seven-year period to key employees as selected by the Board of Directors.

TABLE OF CONTENTS

Section:

1. Plan Objectives	Page 1

2. Definitions	Page 1-2

3. Plan Structure	Page 2

4. Base Year Share Allocation	Page 2

5. Performance Share Allocation	Page 3

6. Eligibility	Page 3

7. Vesting	Page 3

8. Plan Distribution	Page 3

9. Plan Administration	Page 4

10. Plan Termination	Page 4

11. Participant’s Employment	Page 4

Carnall Insurance

Long-term Incentive Plan

1.	Plan Objectives

The objective of the Carnall Insurance Long-term Incentive Plan (“LTI Plan”) is to provide an equitable and competitive means with which to reward senior management for their contributions to the long-range viability of Carnall.

The plan has the following specific objectives:

¡	Linkage of a component of key employee’s rewards to the long-term success of Carnall.

¡	The improved ability of Carnall to ensure the retention of key employees through their participation in an incentive program having incremental vesting and emphasizing long-term value.

¡	Enabling Carnall to counter the stock option competitive compensation or equity ownership advantage of other insurance companies or agencies.

2.	Definitions

2.1	“Carnall” shall mean Carnall Insurance, its successors and any other affiliated company as shall be designated by the Board to participate in the Plan.

2.2	“Board” shall mean the Board of Directors of Carnall Insurance.

2.3	“Participant” shall mean members of the employee team as determined by the Board of Directors.

2.4	“Plan Year” shall mean calendar year.

2.5	“Base Year” shall mean the year beginning January 1, 2007.

2.6	“Effective Date” shall mean the effective date of the Plan, January 1, 2007 and “Continuing Year” shall mean years two through seven of the Plan, beginning with the year January 1, 2008

2.7	“Share Units” shall mean the total number of potential shares established as of January 1, 2007.

2.8	“Share Unit Value” shall mean $5.00 at inception plus accumulated ROE thereafter until vested.

Carnall Insurance

Long-term Incentive Plan

2.9	“Full Disability” shall mean the inability to perform with reasonable continuity the essential duties of your position as defined by Carnall’s Long Term Disability Policy Plan.

3.	Plan Structure

The LTI Plan will provide key employees with additional compensation in the form of “Phantom” Shares. At the inception of the Plan, Carnall has a total of 108,000 Share Units with a calculated Share Unit Value of $5.00.

The compensation benefit derived by the plan participant is based on the appreciation in Share Unit Value that occurs between the time of the share grant and the time of its redemption. The example below illustrates the increase in Share Unit Value assuming a 10% annual growth in equity.

	Base Year	Year 1 2007	Year 2 2008	Year 3 2009
Capital	$6,257,603	$6,883,363	$7,571,700	$8,328,870

Phantom Shares	108,000	108,000	108,000	108,000
Share Unit Value	$5.00	$5.50	$6.05	$6.66

In this example, Share Unit Value increased by $1.66 over 3 years.

The determinant of Share Unit Value is growth in capital. Performance to budget is the basis for awarding more shares.

The Long-term Incentive Plan is funded with 108,000 shares, which will be made available for distribution over a period of seven years. Thirty thousand (30,000) shares are available for distribution in the base year, and 13,000 shares are available for grant in each of the six succeeding years.

4.	Base Year Share Allocation

The 30,000 share units available for distribution in the Base Year are allotted to individual participants based on the relative value of their position, which is determined by the participant’s level of Carnall-wide responsibility and potential impact on profit.

Carnall Insurance

Long-term Incentive Plan

5.	Performance Share Allocation

5.1	Years 2 through 7 (“Continuing Years”) Share Allotments:

13,000 shares are made available for grants in each of the six succeeding years. Although these shares will be available for distribution to participants in each plan year following the base year, the actual grant allotment will be determined by Carnall’s performance against budget and approved by a vote of the Board. However, no shares will be allocated in any year in which the Carnall fails to achieve an adequate return as determined by the Board.

The shares allocated based on Carnall’s performance in any year will be distributed among the participants based on their prior year’s contribution to Carnall’s success and the value that their position contributes to Carnall overall, as measured by Level of Responsibility and Potential Impact on profit.

6.	Eligibility

The shares allocated based on Carnall performance each year will be distributed among Carnall’s key employee positions (participants). Other positions may be included from time to time at the discretion of the Board.

7.	Vesting

All grants cliff vest after five years*. Except as described in the following paragraph, they may not be redeemed until the end of the five-year vesting period. In order to redeem the value of the grant award, the participant must be an employee of Carnall in good standing at the completion of the fifth year of the vesting period.

If a participant’s employment is terminated due to retirement at age 60 or later or the participant retires having the total of age and service years equaling 80 (Rule of 80) or more, death, or as a result of full disability, all grants will become fully vested.

8.	Plan Distribution

Grants must be redeemed when fully vested by: taking the grant as cash compensation and receiving the entire vested account balance in a single lump-sum payment. Payment will be made within sixty (60) days after the completion of the five (5) year vesting period.

*	For accounting and accrual purposes only, a rate of 20% per year will be used beginning in the year following share awards.

Carnall Insurance

Long-term Incentive Plan

9.	Plan Administration

The LTI Plan is administered by the Board of Directors. The Board has the power and discretion to interpret and administer the LTI Plan, and its determination in any case is binding on all persons. Elections must be made in the manner and on the forms prescribed by Carnall. Questions regarding the LTI Plan should be directed to the Human Resources Officer of Fairfield County Bank,

10.	Plan Termination

The Board of Directors may, in its sole discretion, terminate or modify the LTI Plan. However, no plan amendment or termination will reduce the amounts already vested by the participant. In the event the Plan is terminated, amounts already vested shall be distributed to participants as soon as practicable thereafter.

11.	Participant’s Employment

The employee’s participation in the LTI Plan does not constitute a contract of employment, nor does it comprise part or all of any express or implied contract of employment. Nothing contained in the Plan shall give any participant the right to continue in the employment of Carnall, or affect the right of Carnall to discharge the participant. Employment with Carnall is on an “at will” basis. This means that the employment relationship may be terminated, at any time, by either the employee or for any reason not expressly prohibited by law.

IN WITNESS WHEREOF, the undersigned have set their hand this      day of                      2007.

Carnall Insurance

BY:
President

Attest:
Secretary

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